As filed with the Securities and Exchange Commission on May 27, 2021

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0691007
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7665 Corporate Center Drive

Miami, Florida 33126
(Address, Including Zip Code, of Principal Executive Offices)

Norwegian Cruise Line Holdings Ltd.

Amended and Restated 2013 Performance Incentive Plan

(Full Title of the Plan)

Daniel S. Farkas
Executive Vice President, General Counsel, and Assistant Secretary
Norwegian Cruise Line Holdings Ltd.

7665 Corporate Center Drive

Miami, Florida 33126
(305) 436-4000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Ordinary Shares, $0.001 par value per share	4,910,000(1) Shares	$28.83	(2)	$141,555,300.00	(2)	$15,443.69	(2)

(1)	This Registration Statement covers, in addition to the number of Norwegian Cruise Line Holdings Ltd., a company organized under the laws of Bermuda (the “Company” or the “Registrant”), ordinary shares, par value $0.001 per share (the “Ordinary Shares”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more share splits, share dividends or similar transactions.

(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Ordinary Shares on May 20, 2021, as quoted on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8, filed with the Commission on January 24, 2013 and June 30, 2016 (Commission File Nos. 333-186184 and 333-212352, respectively);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021 (Commission File No. 001-35784);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2021, filed with the Commission on May 10, 2021 (Commission File No. 001-35784);

(d)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 4, 2021, February 23, 2021, March 3, 2021, March 9, 2021, March 15, 2021 and May 21, 2021 (each, Commission File No. 001-35784); and

(e)	The description of the Company’s Ordinary Shares contained in Exhibit 4.9 to its Annual Report on Form 10-K for its fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021 (Commission File No. 001-35784), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Companies Act 1981 of Bermuda (the “Companies Act”) requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void.

The Registrant has adopted provisions in its bye-laws that, subject to certain exemptions and conditions, require the Registrant to indemnify to the full extent permitted by the Companies Act in the event each person who is involved in legal proceedings by reason of the fact that person is or was a director, officer or resident representative of the Registrant, or is or was serving at the request of the Registrant as a director, officer, resident representative, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) incurred and suffered by the person in connection therewith. The Registrant is also required under its bye-laws to advance to such persons expenses incurred in defending a proceeding to which indemnification might apply, provided if the Companies Act requires, the recipient provides an undertaking agreeing to repay all such advanced amounts if it is ultimately determined that he is not entitled to be indemnified. In addition, the Registrant’s bye-laws specifically provide that the indemnification rights granted thereunder are non-exclusive.

In addition, the Registrant has entered into separate contractual indemnification arrangements with its directors. These arrangements provide for indemnification and the advancement of expenses to these directors in circumstances and subject to limitations substantially similar to those described above. Section 98A of the Companies Act and the Registrant’s bye-laws permit the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant expects to continue to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on May 27, 2021.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/Frank J. Del Rio
Frank J. Del Rio
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank J. Del Rio, Mark A. Kempa, Daniel S. Farkas and Angela Stark, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Frank J. Del Rio	Director, President and Chief Executive Officer	May 27, 2021
Frank J. Del Rio	(Principal Executive Officer)
/s/Mark A. Kempa	Executive Vice President and	May 27, 2021
Mark A. Kempa	Chief Financial Officer (Principal Financial Officer)
/s/Faye L. Ashby	Senior Vice President and	May 27, 2021
Faye L. Ashby	Chief Accounting Officer (Principal Accounting Officer)

Signature	Title	Date

/s/Russell W. Galbut	Director, Chairperson of the	May 27, 2021
Russell W. Galbut	Board

/s/David M. Abrams	Director	May 27, 2021
David M. Abrams

/s/Adam M. Aron	Director	May 27, 2021
Adam M. Aron

/s/John W. Chidsey	Director	May 27, 2021
John W. Chidsey

/s/Stella David	Director	May 27, 2021
Stella David

/s/Mary E. Landry	Director	May 27, 2021
Mary E. Landry

/s/Chad A. Leat	Director	May 27, 2021
Chad A. Leat

/s/Pamela A. Thomas-Graham	Director	May 27, 2021
Pamela A. Thomas-Graham

/s/Daniel S. Farkas	Authorized Representative in the United States	May 27, 2021
Daniel S. Farkas

EXHIBIT INDEX

Exhibit

Number	Description of Exhibit

4.1	Norwegian Cruise Line Holdings Ltd. Amended and Restated 2013 Performance Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on May 21, 2021 (Commission File No. 001-35784)).

5.1	Opinion of Walkers (Bermuda) Limited (opinion re legality).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Walkers (Bermuda) Limited (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).